    As filed with the Securities and Exchange Commission on May 24, 2000
                                                          Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            -----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                            COR THERAPEUTICS, INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                94-3060271
   (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)

                             256 East Grand Avenue
                     South San Francisco, California 94080
                                (650) 244-6800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                             Patrick A. Broderick
                   Senior Vice President and General Counsel
                             256 East Grand Avenue
                     South San Francisco, California 94080
                                 (650) 244-6800
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -------------------------

                                  Copies to:
                             Robert L. Jones, Esq.
                              Andrea Vachss, Esq.
                              Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                           Palo Alto, CA 94306-2155
                                (650) 843-5300

                             -------------------------

               Approximate date of proposed sale to the public:
  As soon as practicable after this registration statement become effective.

                             -------------------------
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                            CALCULATION OF REGISTRATION FEE
                            -------------------------------

TITLE OF SECURITIES TO      AMOUNT TO BE     PROPOSED MAXIMUM      PROPOSED MAXIMUM             AMOUNT OF
    BE REGISTERED            REGISTERED     OFFERING PRICE PER    AGGREGATE OFFERING        REGISTRATION FEE (1)
                                                SHARE (1)             PRICE (1)
5% Convertible Subordinated  $300,000,000      100% (1)             $300,000,000 (1)            $79,200

 Notes due March 1, 2007

Common Stock, $.0001 par                4,440,840 Shares (3)               -- (4)                --(4)             --(4)
       value (2)

  (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act of 1933.

  (2) Each share of the registrant's common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exerciseable or evidenced separately from the registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.

  (3) This number represents the number of shares of common stock that are initially issuable upon conversion of the 5% Convertible Subordinated Notes due March 1, 2007 registered hereby. For purposes of estimating the number of shares of common stock to be included upon conversion of the notes, we calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 14.8028 shares per $1,000 principal amount of the notes. In addition, the amount of shares set forth in this table to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

  (4) No additional consideration will be received for the common stock, and therefore, no registration fee is required pursuant to Rule 457(i).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +Selling Stockholders may not sell these securities until the Registration + +Statement filed with the Securities and Exchange Commission is effective. + +This prospectus is not an offer to sell these securities and is not soliciting+ +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                   Subject to Completion, dated May 24, 2000

PROSPECTUS

                                  $300,000,000


                             COR THERAPEUTICS, INC.


             5.00% Convertible Subordinated Notes due March 1, 2007 and Shares of Common Stock Issuable upon Conversion of the Notes

                                ________________

      This prospectus covers resales by selling security holders of our 5% Convertible Subordinated Notes due March 1, 2007 and shares of our common stock into which the notes are convertible.

      The holders of the notes may convert the notes into shares of our common stock at any time at a conversion rate of 14.8028 shares per $1,000 principal amount of notes or $67.56 per share. After March 1, 2003, we may redeem the notes, in whole or in part, at the redemption prices set forth in the section of this prospectus entitled "Description of the Notes--Optional Redemption."

      In the event of a Change of Control, as defined in the section entitled "Description of the Notes--Repurchase at Option of Holders Upon a Change in Control," each holder of the notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest. At our option, we may repurchase the notes for cash or, under certain circumstances, common stock.

      The notes are general, unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. See "Description of the Notes--Subordination."

      Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

      Our common stock currently trades on the Nasdaq National Market under the symbol "CORR." The last reported sale price on May 23, 2000 was $61.625 per share.

      See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before purchasing the notes or our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense .



          , 2000

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.


                                ________________


                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Summary..........................................................................           3
Risk Factors.....................................................................           5
Cautionary Note Regarding Forward-Looking Statements.............................          10
Where You Can Find More Information about COR and this Offering..................          10
Use of Proceeds..................................................................          12
Ratio of Earnings to Fixed Charges...............................................          12
Description of the Notes.........................................................          13
Description of Capital Stock.....................................................          25
Certain United States Federal Income Tax Consequences............................          27
Selling Security Holders.........................................................          32
Plan of Distribution.............................................................          34
Legal Matters....................................................................          36
Experts..........................................................................          36

                                    SUMMARY


     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors". References to "COR" or to the "Company" or to "we" or "us" refer to COR Therapeutics, Inc.


                                  The Company


     COR is dedicated to the discovery, development and commercialization of novel pharmaceutical products to establish new standards of care for the treatment and prevention of severe cardiovascular diseases. The Company has funded its operations primarily through public and private debt and equity financings and proceeds from research and development and commercialization collaboration agreements.


     INTEGRILIN(R) (eptifibatide) Injection is the first product that the Company has taken from discovery to commercialization. Approved by the Food and Drug Administration, or the "FDA" in May 1998, INTEGRILIN is indicated for the treatment of patients with an acute coronary syndrome and patients who undergo angioplasty procedures. The acute coronary syndrome indication includes patients with unstable angina and non-Q-wave myocardial infarction, whether they receive medical treatment or undergo angioplasty. Launched in June 1998 in the United States in conjunction with Schering-Plough Ltd. And Schering Corporation, collectively referred to as "Schering," INTEGRILIN is the only drug in its class that is approved by the FDA for use in both acute coronary syndromes and in angioplasty. COR and Schering co-promote the drug in the United States and share any profits or losses.


     Schering markets INTEGRILIN in Europe as the Company's exclusive licensee on a royalty-bearing basis. INTEGRILIN has also regulatory approval in a number of countries outside the European Union and the United States and is marketed in those countries by Schering as the Company's exclusive licensee on a royalty-bearing basis.


     COR and Schering are conducting or have conducted Phase II clinical trials of INTEGRILIN with different fibrinolytics in the setting of acute myocardial infarction. COR and Schering also sponsor additional clinical trials of INTEGRILIN in a variety of clinical settings.


     In addition to the Company's commercial activities, COR continues to pursue a wide array of research and development programs. We have developed an oral GP IIb-IIIa inhibitor, called cromafiban, to prevent platelet aggregation. Results to date of Phase I and initial Phase II studies for cromafiban show that it has a high affinity and specificity for GP IIb-IIIa. Inhibition of platelet aggregation by cromafiban has been shown to be dose- and concentration-dependent. Plasma concentrations have indicated a sufficiently long elimination half-life to allow for once-daily dosing with a low peak-to-trough ratio. No food interactions have been observed. Minor bleeding has been the most prevalent complication encountered during cromafiban therapy in clinical trials. COR is also conducting preclinical research and development in several other cardiovascular programs.

     We were incorporated under the laws of Delaware in 1988. As of December 31, 1999, we had 320 full-time employees, of whom 152 were in research and development, 120 were in sales and marketing and 48 were in general and administrative functions. Our headquarters are located at 256 East Grand Avenue, South San Francisco, California 94080, and our telephone number is (650) 244-6800.

                                   The Notes


Interest.......... We pay interest on the notes semi-annually on March 1 and
                   September 1 of each year, commencing September 1, 2000.

Conversion........ The notes are convertible at the option of the holder into shares of common stock at a conversion rate of 14.8028 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of $67.56 per share. The conversion rate is subject to adjustment in certain events.

                   The notes are convertible at any time before the close of business on the maturity date, unless we have previously redeemed or repurchased the notes. Holders of notes called for redemption or repurchase will be entitled to convert the notes up to and including, but not after, the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See section entitled "Description of the Notes -- Conversion Rights".

Subordination..... The notes are subordinated to our present and future senior debt, as that term is defined in this prospectus. As of March 31, 2000, the aggregate amount of our outstanding senior debt was approximately $4.1 million. The indenture under which the notes have been issued will not restrict the incurrence of senior debt by COR. See "Description of the Notes -- Subordination".

Global Note; Book Entry System.... The notes are issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company ("DTC"). Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the
                                   Notes --Form, Denomination, Transfer,
                                   Exchange and Book-Entry Procedures".

Optional Redemption by Us......... We may redeem the notes, at our option, in whole or in part, on or after March 1, 2003, at the redemption prices set forth in this prospectus plus accrued interest to the redemption date. See "Description of the Notes -- Optional Redemption by COR".

Repurchase at Option of
Holders Upon a Change
in Control........................ Upon a change in control, as that term is defined in this prospectus, you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of their principal amount, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at our option, in shares of common stock. However, we may only pay the repurchase price in common stock if we satisfy prescribed conditions. If we pay the repurchase price in common stock, the common stock will be valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. A change in control could be an event of default under future senior debt. In those circumstances, the subordination provisions of the indenture would likely prevent us from repurchasing the notes until the senior debt is paid in full. See "Description of the Notes -- Repurchase at Option of Holders Upon a Change in Control".

Events of Default................. The following are events of default under the indenture for the notes:


     . we fail to pay the principal of or any premium on any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;


     . we fail to pay any interest on any note when due and that non-payment continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture;


     . we fail to provide the notice that we are required to give in the event of a change in control, whether or not the notice is prohibited by the subordination provisions of the indenture;


     . we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;


     . failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million (excluding equipment and facilities leases) if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and


     . events of bankruptcy, insolvency or reorganization specified in the indenture.

See section entitled "Description of the Notes -- Events of Default".


Governing Law..................... The indenture and the notes are governed by the laws of the State of New York.

                                 _____________

                                 RISK FACTORS

      Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected and the trading price of our common stock could decline.


Future revenues from INTEGRILIN(R) (eptifibatide) Injection may be less than expected.


     Our prospects are highly dependent upon increasing the sales of our only commercial product, INTEGRILIN. Our revenues to date have consisted largely of contract revenue from development and milestone payments and co-promotion revenue from product sales by Schering of INTEGRILIN. If INTEGRILIN sales fail to increase, it would harm our business, financial condition and results of operations.


     A number of factors may affect the rate and breadth of market acceptance of INTEGRILIN, including:


     . the perception by physicians and other members of the health care community of the safety and efficacy of INTEGRILIN;


     .    acceptance of INTEGRILIN outside the United States;


     .    our dependence upon Schering's commitment to market and sell
          INTEGRILIN;


     . the price of INTEGRILIN relative to other drugs or competing treatment modalities;


     .    the availability of third-party reimbursement;


     .    the effectiveness of our sales and marketing efforts with Schering;


     . the need to increase usage of INTEGRILIN throughout the treatment process; and


     . side effects or unfavorable publicity concerning INTEGRILIN or other drugs in its class.


We have a history of operating losses and are uncertain of future profitability.


     Historically, our expenses have exceeded revenues. We incur significant expenses in developing, training, maintaining and managing our sales organization. The cost of establishing and maintaining the sales force may exceed INTEGRILIN product revenues, and our direct marketing and sales efforts may not be successful. We had an accumulated deficit as of March 31, 2000 of approximately $225 million. These losses may increase as we expand our commercialization and research and development activities, and such losses may fluctuate significantly from quarter to quarter. We may not sustain or increase our contract revenues derived from product sales or achieve profitable operations.


We may not be able to compete effectively in the cardiovascular disease market.


     Due to the incidence and severity of cardiovascular diseases, the market for therapeutic products that address such diseases is large, and competition is intense and expected to increase. Our most significant competitors are major pharmaceutical companies and more established biotechnology companies, which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. The two products that compete with INTEGRILIN are abciximab, which is produced by Johnson & Johnson and sold by Johnson & Johnson and Eli Lilly & Co., and tirofiban, which is produced and sold by Merck & Co., Inc. Emerging pharmaceutical and biotechnology companies may also prove to be significant competitors, particularly through collaboration arrangements with large pharmaceutical companies. Many of these competitors have cardiovascular products approved or in development, and operate large, well-funded cardiovascular research and development programs. We must also compete with academic institutions, governmental agencies, and other public and private research organizations that conduct research in the cardiovascular field, seek patent protection for their discoveries and establish collaboration arrangements for product and clinical development and marketing.

If our collaboration relationships are not successful we may not be able to effectively develop and market our products.


     We are currently engaged in a number of strategic collaborations with other companies, consultants, universities and medical centers. Our main collaboration agreement is with Schering for the development, marketing and sale of INTEGRILIN(R) (eptifibatide) Injection.


     Our collaborative relationships may not be successful or lead to the development or commercialization of any particular product or product opportunity in the ongoing development and marketing of INTEGRILIN. Although under our current agreements we work exclusively with our collaborators within a defined field for a defined period, a collaborator or collaborators may terminate its or their agreement with us or separately pursue alternative products, therapeutic approaches or technologies as a means of developing treatments for the diseases targeted by us or a collaboration. For these and other reasons, such as a change in collaborator's strategic direction, even if a collaborator continues its contributions to the arrangement, it may nevertheless determine not to actively pursue the development or commercialization of any resulting products. In that event, our ability to pursue potential products could be severely limited.


     We evaluate, on an ongoing basis, potential collaborations where relationships may complement and expand our research, development, sales or marketing capabilities. We anticipate that in the future we may have to enter into a new collaborative relationship to jointly develop and market cromafiban and other potential products. Any arrangements may limit our flexibility in pursuing alternatives for the commercialization of our products. We may not be able to establish any additional collaboration arrangements. If established, such arrangements may not be successful.


Our business may be harmed if our third-party manufacturers are not able to provide us with adequate supplies of our products.


     We currently have no manufacturing facilities and, accordingly, rely on third parties for clinical and commercial production of INTEGRILIN and for clinical production of product candidates. If the third-party manufacturers or suppliers were to cease production or otherwise fail to supply us or we were unable to contract on acceptable terms for manufacturing services with others, our ability to produce INTEGRILIN and to conduct preclinical testing and clinical trials of product candidates, would be adversely affected. This could potentially result in product supply and distribution shortages of INTEGRILIN and delay of regulatory approval and new development of product candidates. These results could materially impair our competitive position and harm our business, financial condition and results of operations.


Our revenue may be affected negatively by reimbursement levels and pricing limitations.


     In both domestic and foreign markets, sales of our products may be affected by the availability of reimbursement from third-party payors, including government health administration authorities, managed care providers, private health insurers and other organizations. In addition, third-party payors may challenge the price and cost effectiveness of our products. In many major markets outside the United States, pricing approval is required before sales can commence. Significant uncertainty exists as to the reimbursement status of approved health care products.


     We may not be able to obtain or maintain our desired price for our products. Our products may not be considered cost effective. Also, adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for our products, the market acceptance of these products would be adversely affected, which would harm our business, financial condition and results of operations.


We may be unable to obtain regulatory approval for our potential products.


     We must obtain regulatory approval for the commercial sale of any of our potential products or to promote INTEGRILIN for expanded indications. We must demonstrate through preclinical testing and clinical trials and, to the FDA's satisfaction, that each product is safe and effective for use in indications for which approval is requested. The results from preclinical testing and early clinical trials may not be predictive of results obtained in large clinical trials. Companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

     The development of safe and effective products is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising in development may not reach the market for a number of reasons. Product candidates may:


     . be found ineffective or cause harmful side effects during clinical trials;


     . take longer to progress through clinical trials than had been anticipated;


     .    fail to receive necessary regulatory approvals;


     . prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality; and


     .    fail to achieve market acceptance.


     Completion of research, preclinical testing and clinical trials may take many years and the length of time varies substantially with the type, complexity, novelty and intended use of the product. Delays or rejections may be encountered based upon many factors. Our current development programs may not be successfully completed. Our regulatory applications to conduct clinical trials may not be allowed to proceed by the FDA or other regulatory authorities, or clinical trials may not commence as planned.


     In addition, due to the substantial demand for clinical trial sites in the cardiovascular area we may have difficulty obtaining sufficient patient populations or clinician support to conduct our clinical trials as planned and may have to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly.


If we are unable to protect our patents and proprietary rights we may not be able to compete successfully.


     We rely on patent and trade secret protection for significant new technologies, products and processes because of the long development time, uncertainty and high cost associated with bringing a new product to the marketplace. The enforceability of patents issued to companies in this industry can be highly uncertain and involve complex legal and technical questions for which the legal principles are largely unresolved. Our success will depend in part on our ability to obtain and enforce patent protection for our technology both in the United States and other countries. While we are seeking and/or maintaining patents for INTEGRILIN(R) (eptifibatide) Injection and our product candidates, patents may not issue and issued patents may afford limited or no protection. Additionally, we may not be successful in enforcing our patents and avoiding infringement of patents granted to others.


     We may be required to obtain licenses to patents or other proprietary rights from third parties. Licenses required under any patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain required licenses, we may encounter delays in product development while attempting to redesign products or methods or we could find the development, manufacture or sale of such products requiring licenses to be foreclosed. Further, we could incur substantial costs in defending any patent litigation brought against us or in asserting our patent rights, including those rights licensed to us by others.


     In October 1997, a patent opposition was filed in Europe by another company against the claims of a patent granted to us in Europe covering broad, generic claims for INTEGRILIN, as well as numerous related compounds that are not part of our core technology. The opposition asserts that all claims of the patent are unpatentable. We intend to vigorously defend our patent. However, this patent opposition may result in an unfavorable outcome which could adversely affect the ability to market INTEGRILIN in Europe.


Our common stock price is volatile and an investment in our stock could suffer a decline in value.


     The market prices for securities of pharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following are some of the factors that may have a significant effect on the market price of our common stock:


     .    fluctuations in our operating results;


     . announcements of technological innovations or new therapeutic products by us or our competitors;


     .    announcements regarding collaborative agreements;

     .    governmental regulation;


     .    our clinical trial results;


     .    developments in patent or other proprietary rights;


     .    public concern as to the safety of drugs developed by us or others;


     .    comments and expectations of results made by securities analysts; and


     .    general market conditions;


     In particular, the realization of any of the risks described in this prospectus could have a significant and adverse impact on the market price of our common stock.


Substantial leverage and debt service obligations may adversely affect our cash flow.

  We have significant outstanding debt, including primarily the notes. We may be unable to generate cash sufficient to pay the principal or interest on our debt when due. We also expect to add additional equipment loans and lease lines to finance capital expenditures and may obtain additional long term debt, working capital lines of credit and lease lines. We cannot assure you that any of these financing arrangements will be available.

  Our substantial leverage could have significant additional negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  .  limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

We may require additional funds that may be difficult to obtain in order to continue our business as planned.


     We will require substantial funds to market INTEGRILIN(R) (eptifibatide) Injection and conduct the costly and time-consuming research, preclinical testing and clinical trials necessary to develop and optimize our technology and potential products, to establish manufacturing, marketing and sales capabilities for product candidates and to bring any such products to market. Our future capital requirements will depend upon many factors, including:


     .    product commercialization activities;

     . continued scientific progress in the research and development of our technology and drug programs;


     .    our ability to establish and maintain collaboration arrangements;


     .    progress with preclinical testing and clinical trials;


     .    the time and costs involved in obtaining regulatory approvals; and


     . the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims or trade secrets.


     We may seek ongoing funding through collaboration arrangements and public or private financings, including equity and debt financings. Additional funding may not be available on favorable terms, if at all. In that event, we may need to delay or curtail our research and development activities to a significant extent.


If we do not attract and retain key employees and consultants our business could be impaired.


     We are highly dependent on the principal members of our scientific and management staff. In addition, we rely on consultants to assist us in formulating our research and development strategy. Attracting and retaining qualified personnel and consultants is critical to our success. For example, we are currently conducting a search for a chief financial officer. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. If we are not able to attract and retain these individuals, our business could be impaired.


We may be subject to product liability claims and our insurance coverage may not be adequate to cover these claims.


     The testing, marketing and sale of human pharmaceutical products expose us to significant and unpredictable risks of product liability claims in the event that the use of our technology or products is alleged to have resulted in adverse effects. These risks will exist even with respect to any products that receive regulatory approval for commercial sale. While we have obtained liability insurance for our products, there can be no assurance that it will be sufficient to satisfy any liability that may arise. There also can be no assurance that adequate insurance coverage will be available in the future at acceptable cost, if at all, or that a product liability claim would not adversely affect our business, financial condition or results of operations.


Accidents resulting from the use of hazardous materials in our business may result in liability.


     Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive substances. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources and have a material adverse effect on our business, financial condition and results of operations.


Anti-takeover effects of Delaware Law and certain charter provisions could make the acquisition of our company by another company more difficult.


     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of our common stock will be subject to and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.


     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change in our control.

  In January 1995, our Board of Directors adopted a Preferred Share Purchase Rights Plan, commonly referred to as a "poison pill." In addition, our Restated Certificate of Incorporation does not permit cumulative voting. The Restated Certificate also includes a "Fair Price Provision" that requires the approval of the holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with or proposed by, a holder of 15% or more of our voting stock, except where disinterested Board or stockholder approval is obtained or certain minimum price criteria and other procedural requirements are met. These provisions and other provisions of the Restated Certificate, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of COR, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.


Since the notes are subordinated, our assets will be available to pay obligations on the notes only after all senior debt has been paid in full.

  The notes are unsecured and subordinated in right of payment to all of our existing and future senior debt, as defined in the indenture governing the notes. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined below and in specific other events, our assets will be available to pay obligations on the notes only after all senior debt has been paid in full in cash or other payment satisfactory to the holders of senior debt. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

  The indenture does not prohibit or limit the incurrence of senior debt or the incurrence of other indebtedness and other liabilities by us. The incurrence of additional indebtedness and other liabilities by us could adversely affect our ability to pay obligations on the notes. As of March 31, 2000, we had approximately $4.1 million of indebtedness outstanding that would constitute senior debt. We anticipate that from time to time we will incur additional indebtedness, including senior debt. See "Description of the Notes -- Subordination".

If a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered by holders.

  Upon a "change in control," as defined in the indenture, each holder of notes has rights, at the holder's option, to require us to redeem all or a portion of the holder's notes. Although the indenture allows us, subject to satisfaction of conditions, to pay the redemption price in shares of common stock, if a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered by holders.

  Any future credit agreements or other agreements relating to other indebtedness, including other senior debt, to which we become a party may contain restrictions or prohibitions on the payment of the redemption price while the indebtedness is outstanding. In the event a change in control occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of lenders to the purchase of the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or repay these borrowings, we would remain prohibited from purchasing or redeeming the notes. Our failure to redeem the notes would constitute an event of default pursuant to the indenture under which the notes have been issued, which might constitute a default under the terms of other indebtedness that we may enter into from time to time. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes.

  The definition of "change in control" in the indenture is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change in control does not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of the Notes -- Repurchase at Option of Holders Upon a Change in Control".

Because there is no public market for the notes being offered, you may not be able to resell them easily or at a favorable price.

  There is no public market for the notes and we are not certain of:

         .  the liquidity of any market that may develop;

         .  the ability of the holders to sell their notes; or

         .  the price at which the holders would be able to sell their notes.

     If such a market were to develop, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     Goldman Sachs & Co., Chase H&Q, a division of Chase Securities Inc., CIBC World Markets Corp., FleetBoston Robertson Stephens Inc. and Warburg Dillon Read LLC have advised us that they presently make a market in the notes. They are not obligated, however, to make a market for the notes, and any such market-making may be discontinuted at any time at their sole discretion. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.


             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not intend to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.



        WHERE YOU CAN FIND MORE INFORMATION ABOUT COR AND THIS OFFERING


     We have filed with Securities and Exchange Commission a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.


The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


1.   Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;


2.   Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
2000;


3.   Our Current Report on Form 8-K, dated February 16, 2000;


4.   Our Current Report on Form 8-K, dated March 3, 2000; and

5. The description of our common stock contained in our Registration Statement on Form 8-A filed on May 17, 1991.


You may request a copy of these filings, at no cost to you, by writing or telephoning us at: COR Therapeutics, Inc., 256 East Grand Avenue, South San Francisco, California, 94080 Telephone (650) 244-6800.


Our common stock is quoted on the Nasdaq National Market under the symbol "CORR". You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the notes or the shares of common stock offered hereby. See "Selling Security Holders".


                      RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the ratio of earnings to fixed charges for each of the last five years and for the three months ended March 31, 2000:


                                                                                      Three months
                                               Years ended December 31,              ended March 31,
                                       ------------------------------------------  ------------------
                                        1995     1996     1997     1998     1999           2000
                                       ------------------------------------------  ------------------
Ratio of earnings to fixed
charges (1).........................      -        -        -        -        -              -


(1) Earnings for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the three months ended March 31, 2000 were insufficient to cover fixed charges by an amount equal to the net loss for the period.

                           DESCRIPTION OF THE NOTES


     The notes were issued under a document called the "indenture." The indenture is a contract between us and Firstar Bank, N.A., who is serving as trustee. The indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes. You should read the indenture for a full description of the terms of the notes. We will provide a copy, at no charge, if you contact us. The indenture is also an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, which is incorporated by reference in this prospectus. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Wherever we refer to particular sections or defined terms, those sections or defined terms are incorporated by reference here. In this section, references to "COR" or "we" or "us" refer solely to COR Therapeutics, Inc. and not any future subsidiaries.


General


     The notes are 5% convertible subordinated securities due March 1, 2007. There is an aggregate of $300 million aggregate principal amount of notes authorized and outstanding. The notes represent general, unsecured obligations of COR. The notes are subordinated, which means that they rank behind certain of our indebtedness as described below. Payment of the full principal amount of the notes is due on March 1, 2007.


     The notes bear interest at the annual rate of 5% from February 24, 2000. We will pay interest semi-annually on March 1 and September 1 of each year, beginning September 1, 2000, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the note is registered at the close of business on the preceding February 15 or August 15, as the case may be. Interest payable per $1,000 principal amount of notes for the period from February 24, 2000 to September 1, 2000, will be $25.97.


     You may convert the notes into shares of common stock initially at the conversion rate of 14.8028 shares per $1,000 principal amount at any time before the close of business on March 1, 2007, unless the notes have been previously redeemed or repurchased. The conversion rate may be adjusted as described below.


     We may redeem the notes at our option at any time on or after March 1, 2003, in whole or in part, at the redemption prices set forth below under "Optional Redemption," plus accrued and unpaid interest to the redemption date. If there is a change in control of COR, you may have the right to require us to repurchase your notes as described below under "Repurchase at Option of Holders Upon a Change in Control."


Form, Denomination, Transfer, Exchange and Book-Entry Procedures


     We issued the notes:


     .    only in fully registered form;


     .    without interest coupons; and


     .    in denominations of $1,000 and greater multiples.


     The notes are evidenced by one or more global notes which we deposited with the trustee as custodian for the Depositary Trust Company, as the depositary and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.


     The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:


     . DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

     . an "Event of Default," as described below, with respect to the notes represented by the global note has occurred and is continuing.


     In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.


     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:


     . you cannot receive notes registered in your name if they are represented by the global note;

     . you cannot receive certificated, or physical, notes in exchange for your beneficial interest in the global notes;

     . you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

     .    all payments on the global note will be made to DTC or its nominee.


     The laws of some jurisdictions require that certain kinds of purchasers, such as certain insurance companies, can only own securities in definitive, or certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.


     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called "participants", and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC, in the case of their participants' interests, and the records kept by those participants, in the case of persons held by participants on their behalf.


     Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house, or next-day, funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.


     We are obligated make cash payments of interest on, and principal of, and the redemption or repurchase price of, the global note, as well as any payment of Liquidated Damages, to Cede, the nominee for DTC, as the registered owner of the global note. We are obligated make these payments by wire transfer of immediately available funds on each payment date.


     DTC ha informed us that, with respect to any cash payment of interest on, principal of, or the redemption or repurchase price of, the global note, as well as any payment of liquidated damages, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."


     We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.


     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.


     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.


     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


     DTC's policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.


Conversion Rights


     You may, at your option, convert any portion of the principal amount of a note, in $1,000 increments into shares of common stock at any time prior to the close of business on the March 1, 2007, unless the note has been previously redeemed or repurchased, at a conversion rate equal to 14.8028 shares per $1,000 principal amount of notes. This conversion rate is equivalent to a conversion price of $67.56 per share. The conversion rate is subject to adjustment as described below. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.


     The holder of a note can convert the note by delivering the note at the Corporate Trust Office of the trustee accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will be sent by the trustee to the Conversion Agent for delivery to the holder of the note being converted. The shares of common stock issuable upon conversion of the notes will be fully paid and nonassessable and will also rank equally with other shares of our common stock outstanding from time to time.

     If you surrender a note for conversion on a date that is not an Interest Payment Date, you will not be entitled to receive any interest for the period from the preceding Interest Payment Date to the date of conversion, except as described below. However, if you are a holder of a note on a Regular Record Date, including a note surrendered for conversion after the Regular Record Date, you will receive the interest payable on such note on the next succeeding Interest Payment Date. Accordingly, any note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the Regular Record Date and the close of business on the next succeeding Interest Payment Date.

     No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date that precedes the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the market price of the common stock at the close of business on the conversion date.

     If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, we are not required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

     The conversion rate is subject to adjustment if:

        (1) there is a dividend or other distribution payable in common stock on shares of our capital stock;

        (2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted until the triggering events occur;

        (3) we subdivide, reclassify or combine our common stock;

        (4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

          . those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above,

          .    dividends and distributions paid exclusively in cash, and

          .    distributions upon mergers or consolidations;

        (5) we make a distribution consisting exclusively of cash to all holders of our common stock if: the aggregate amount of the distribution combined together with:

          . other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, and

          . any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 12 months in respect of which no adjustment has been made exceeds 10% of our market capitalization, being the product of the Current Market Price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

        (6) the successful completion of a tender offer made by COR or any of our subsidiaries for our common stock which involves aggregate consideration that, together with:

          . any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made, and

          . the aggregate amount of any such all-cash distributions referred to in paragraph (5) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

     If we merge or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a "change in control", as described below.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes, e.g., distributions of evidences of indebtedness or assets of COR, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Consequences -- U.S. Holders".

Subordination

     The notes are subordinated and, as a result, the payment of the principal, any premium and interest on the notes, including amounts payable on any redemption or repurchase, are subordinated to the prior payment in full of all of our senior debt. "Senior debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

     . all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument;

     .    all our obligations for money borrowed;

     . all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

     . all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

     . all our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including related reimbursement obligations;

     . all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

     . all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on our property; and

     . renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above.

     Senior debt will not include any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes. In addition, senior debt will not include any particular indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

     We are prohibited from making any payment of principal, premium or interest on the notes, or redemption or repurchase of the notes, if either of the following occurs:

     . we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

     . an "Event of Default" occurs and is continuing on any Designated Senior Debt, as defined below, and (1) the event of default permits the holders of the Designated Senior Debt to accelerate its maturity and (2) the trustee has received a notice, referred to as a "Payment Blockage Notice," of the default from a holder of the Designated Senior Debt. See section entitled "Events of Default."

     If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived. If payments on the notes have been blocked by a nonpayment default, payments on the notes may resume on the earlier of (1) the date the nonpayment default is cured or waived or (2) 179 days after the Payment Blockage Notice is received.

     A nonpayment default that existed on the day a Payment Blockage Notice was delivered to the trustee can not be used as the basis for any subsequent Payment Blockage Notice. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a Payment Blockage Notice, no new period of payment blockage can be commenced until both of the following are satisfied:

     . 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

     . all scheduled payments of principal, any premium and interest on the notes that have come due have been paid in full in cash.

     "Designated Senior Debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be "Designated Senior Debt" for purposes of the indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of Designated Senior Debt.

     In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due on all senior debt must be paid in full before you will be entitled to receive any payment on account of the notes. Because of this subordination, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you. As of March 31, 2000, we had approximately $4.1 million of senior debt outstanding.

     COR does not currently have any subsidiaries. However, the notes are "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of any future subsidiaries. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

     The indenture does not limit our ability or the ability of any of our subsidiaries to incur indebtedness, including senior debt.

Optional Redemption

     On and after March 1, 2003, we may redeem the notes, in whole or in part, at our option, at the redemption prices specified below. The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on March 1 of the following years:


                                                     Redemption
               Year                                    Price
               ----                                  ----------
               2003.................................  102.857%
               2004.................................  102.143%
               2005.................................  101.429%
               2006.................................  100.714%

and 100% of the principal amount on and after March 1, 2007. In each case we will also pay accrued interest to the redemption date. The indenture requires us to give notice of redemption not more than 60 and not less than 30 days before the redemption date.

     No "sinking fund" is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Repurchase at Option of Holders Upon a Change in Control

     If a change in control, as defined below, occurs, you will have the right, at your option, to require us to repurchase all of your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $5,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in common stock valued at 95% of the average of the closing sales prices of the common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the indenture.

     Within 30 days after the occurrence of a change in control, we are obligated to give you notice of the change in control and of the repurchase right arising as a result of the change in control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on the date that is 45 days after the date of our notice.

     A "change in control" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

       (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by COR, any subsidiary of COR or any employee benefit plan of COR will not trigger this provision;

       (2) we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

          . the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after the transaction;

          . the transaction is a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

          . the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of our common stock or another corporation.

        (3) we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person

     However, a change in control will not be deemed to have occurred if the closing sales price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

     For purposes of these provisions:

     . the conversion price is equal to $1,000 divided by the conversion rate

     . whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act

     . "Person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act

     Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could cause an event of default under, or be prohibited or limited by, the terms of other senior debt. As a result, unless we were to obtain a waiver, a repurchase of the notes could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a change in control, an Event of Default under the indenture would occur, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. See the section entitled "Subordination."

Mergers and Sales of Assets by COR

     We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us, unless each of the following requirements is met:

     . the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, shall expressly assume the due and punctual payment of the principal of, any premium, and interest on the notes and the performance of our other covenants under the indenture

     . immediately after giving effect to that transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing

     . an officer's certificate and legal opinion relating to these conditions is delivered to the trustee.

Events of Default

     Any of the following will constitute Events of Default under the indenture:

     . we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

     . we fail to pay any interest on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture;

     . we fail to give the notice that we are required to give in the event of a change in control, whether or not the notice is prohibited by the subordination provisions of the indenture;

     . we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

     . failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or any of our subsidiaries in excess of $10 million (excluding equipment and facilities leases) if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

     . events of bankruptcy, insolvency or reorganization specified in the indenture.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an Event of Default, other than an Event of Default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all Events of Default, other than the nonpayment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an Event of Default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

     Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

     . you must have given the trustee written notice of a continuing Event of Default;

     . the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action; and

     . the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

     These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note, or the repurchase price payable for a note, on or after the due dates for such payments or of the right to convert the note in accordance with the indenture.

     We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

     The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     . change the stated maturity of the principal or interest of a note;

     . reduce the principal amount, any premium or interest on any note;

     . reduce the amount payable upon a redemption or mandatory repurchase;

     . modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

     . change the place or currency of payment on a note;

     . impair the right to institute suit for the enforcement of any payment on any note;

     . modify the subordination provisions in a manner that is adverse to the holders of the notes;

     . adversely affect the right to convert the notes;

     . modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

     . reduce the percentage of holders whose consent is needed to modify or amend the indenture;

     . reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     . modify the provisions dealing with modification and waiver of the indenture.

     The holders of a majority in principal amount of the outstanding notes must consent to waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest or the repurchase price.

     Notes will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to take any action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

Registration Rights

     We have entered into a Registration Rights Agreement with the Initial Purchasers (the "Registration Rights Agreement"). In the Registration Rights Agreement we have agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, referred to as "Registrable Securities," that we will, at our expense:

     . file with the Commission, within 90 days after the date the notes are originally issued, a shelf registration statement covering resales of the Registrable Securities;

     . use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 90 days in limited circumstances; and

     . use our reasonable efforts to keep effective the shelf registration statement until two years after the date it is declared effective or, if earlier, until there are no outstanding Registrable Securities.


     We are be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of Registrable Securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the Commission and other events. If the periods during which we suspend the use of the prospectus exceeds a total of 45 days in any 90-day period or a total of 90 days in any 365-day period the interest rate on the notes will be increased as described below. We will provide to each holder of Registrable Securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

     We may, upon written notice to all the holders of notes, postpone having the shelf registration statement declared effective for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest ("Liquidated Damages") will accrue on the notes if either of the following events ("Registration Defaults") occurs:

     . on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the Commission, and

     . on or prior to 180 days following the date the notes were originally issued, the shelf registration statement is not declared effective.

     In that case, Liquidated Damages will accrue on the notes from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the Liquidated Damages begin to accrue.

     The rates at which Liquidated Damages will accrue will be as follows:

     . 0.25% of the principal amount per annum to and including the 90th day after the Registration Default, and

     . 0.5% of the principal amount per annum from and after the 91st day after the Registration Default.

     In addition, the interest rate on the notes will be increased if either of the following occurs:

     . the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive, during any 90-day period, and

     . the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     In either event, the interest rate on the notes will increase by an additional 0.50% per annum from the 46th day of the 90-day period or the 91st day of the 12-month period. The increased rate will continue until the earlier of the following:

     . the time the shelf registration statement again becomes effective or the holders of Registrable Securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate, and

     . two years after the date this registration statement is declared effective or, if earlier, until there are no outstanding notes or shares of common stock issuable upon conversion of the notes.


     A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification provisions.

     After the shelf registration statement becomes effective, we will, upon the request of any holder of Registrable Securities who has not previously returned a completed and signed Notice and Questionnaire, as promptly as reasonably practicable, send a Notice and Questionnaire to such holder. We will not be required to take any action to name such holder as a selling securityholder in the shelf registration statement until such holder has returned a completed and signed Notice and Questionnaire to us. After we receive the Notice and Questionnaire, we will as promptly as practicable include the Registrable Securities covered by the Notice and Questionnaire in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

     We have agreed in the Registration Rights Agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted on the Nasdaq National Market. However, if the common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be made available to beneficial owners of the notes upon request to us.

Notices

     We will give notice to holders of the notes by mail to the addresses of the holders as they appear in the Security Register. Notices will be deemed to have been given on the date of mailing.

Replacement of Notes

     We will replace, at the expense of the holders, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

The Trustee

     The trustee for the holders of notes issued under the indenture will be Firstar Bank, N.A. If an Event of Default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

                         DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 125,000,000 shares, divided into two classes designated "common stock" and "preferred stock". Of such shares authorized, 120,000,000 shares are designated as common stock and 5,000,000 are designated preferred stock.

Common Stock

     As of December 31, 1999, there were 25,248,757 shares of common stock outstanding that were held of record by approximately 555 stockholders.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipate cash needs.

     In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects Of Charter Provisions

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     Our Board of Directors adopted a Preferred Share Purchase Rights Plan, commonly referred to as a "poison pill." In addition, our Certificate of Incorporation does not permit cumulative voting. The Certificate of Incorporation also includes a "Fair Price Provision" that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with or proposed by, a holder of 15% or more of our voting stock, except where disinterested board or stockholder approval is obtained or certain minimum price criteria and other procedural requirements are met. These provisions and other provisions of our Certificate of Incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Rights Plan

     In January 1995, our Board of Directors adopted a Preferred Share Purchase Rights Plan, pursuant to which one preferred share was issued as a dividend for each outstanding share of our common stock. Each Right entitles the registered holder to purchase from COR one one-hundredth of a share of Series A junior participating preferred stock at an initial purchase price of $90.00 per one one-hundredth of a preferred share, subject to adjustment.

     The Rights would become exercisable when a person or group acquires 20% or more of our common stock or 10 business days after commencement or announcement of a tender or exchange offer that would result in such ownership. After the Rights become exercisable, the holder of each Right, other than the person or group acquiring 20% or more of our stock, would be permitted to purchase, for the exercise price, shares of COR common stock having a market value of twice the exercise price. The Rights will expire on January 23, 2005, unless earlier redeemed or exchanged by COR.

     If, after the Rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price.

     Preferred shares purchasable upon exercise of the Rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each preferred share will have 100 votes voting together with the common stock. Finally, in the even of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount of consideration received per share of common stock. The preferred shares rank junior to any other series of our preferred stock.

Section 203 Of The Delaware General Corporation Law

     We are subject to Section 203 or the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     In general, Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation. In general,
Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain U.S. federal income tax consequences to holders of the notes or underlying common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury Regulations ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretation.

     This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to holders of the notes or common stock. This discussion does not describe the tax consequences arising under the laws of any foreign, state or local jurisdiction, nor does it describe all of the tax consequences that may be relevant to particular holders in light of their personal circumstances (such as holders subject to the U.S. federal alternative minimum tax), or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign currencies, persons who hold the notes or common stock in connection with a "straddle", "hedging", "conversion" or other risk reduction transaction for U.S. federal income tax purposes, or persons that have a "functional currency" other than the U.S. dollar) who may be subject to special rules. This discussion assumes that each holder has acquired the notes on their original issuance at their original offering price and holds the notes and common stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the Code. In addition, this discussion is limited to tax considerations applicable to the initial purchasers of the notes who purchase the notes pursuant to this offering and does not discuss the tax considerations applicable to subsequent purchasers of the notes. COR has not sought any ruling from the IRS with respect to statements made and the conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

     For purposes of this discussion, the term "U.S. Holder" means a holder who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity (other than a trust) created or organized in or under the laws of the United States or a political subdivision thereof, (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and
(B) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code ("U.S. Persons"), have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. federal income taxation on a net income basis in respect of the notes or common stock. As used herein, a "Non-U.S. Holder" means a holder who or that is not a U.S. Holder.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, AND THEIR OWNERSHIP AND DISPOSITION OF THE NOTES (INCLUDING CONVERSION OF THE NOTES) OR COMMON STOCK, INCLUDING THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

U.S.  Holders

     Interest on Notes. Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income, at the time that such interest is accrued or actually or constructively received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

     Liquidated Damages. The interest rate on the notes is subject to increase if the notes are not registered with the Commission within prescribed time periods. See "Description of the Notes -- Registration Rights". However, under applicable Treasury Regulations, the possibility of an additional payment on the notes may be disregarded for the purposes of determining the amount of interest on the notes if on the date the notes are issued the possibility of such a payment is incidental or remote. COR intends to treat the possibility that the notes will not be registered within the prescribed time periods as a remote or incidental contingency, and therefore, COR believes that any additional interest resulting from a failure to register the notes will be taxable to U.S. Holders at the time it accrues or is received in accordance with each such holder's method of accounting.

     Our determination that there is a remote likelihood of paying additional interest on the notes is binding on each U.S. Holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from our determination. Our determination is not, however, binding on the IRS.

     Conversion of Notes. A U.S. Holder of a note generally will not recognize income, gain or loss on the conversion of the note into common stock, including an optional conversion by COR in the case of a repurchase upon a change in control, except upon receipt of cash in lieu of a fractional share of common stock or attributable to accrued but unpaid interest that would be taxable as interest income. Such U.S. Holder's aggregate tax basis in the common stock received upon conversion of the note will be equal to the U.S. Holder's adjusted tax basis in the note at the time of conversion (less any portion of that basis allocable to cash received in lieu of a fractional share). The holding period of the common stock received upon conversion of a note generally will include the period during which the U.S. Holder held such note prior to the conversion.

     Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will be capital gain or loss equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

     Adjustment of Conversion Price. The conversion price of the notes is subject to adjustment in certain circumstances. See "Description of the Notes -- Conversion Rights". Under Section 305(c) of the Code, and the Treasury Regulations issued thereunder, adjustments that have the effect of increasing or decreasing the proportionate interest of U.S. Holders of the notes in assets or earnings of COR (for example, an adjustment following a distribution of property by COR to its stockholders) may in some circumstances give rise to deemed distributions to U.S. Holders; similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or other event increasing the proportionate interest of stockholders of outstanding common stock can in some circumstances give rise to deemed distributions to such stockholders. Such deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "-- Distributions on Common Stock" below whether or not the U.S. Holders ever convert such notes. Generally, a U.S. Holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend.

     Distributions on Common Stock. Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to U.S. Holders that are U.S. corporations may qualify for the dividends-received deduction. Noncorporate taxpayers and certain corporations are not entitled to the dividends-received deduction.

     To the extent, if any, that a U.S. Holder receives a distribution on common stock that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds our current and accumulated earnings and profits, such distribution will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the common stock. Any such distributions in excess of the U.S. Holder's tax basis in the common stock will be treated as capital gain.

     Sale, Exchange or Redemption of Notes or Common Stock. In general, subject to the discussion in the section entitled "Market Discount" below, a U.S. Holder of a note will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the note measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest income, which is taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in the note generally will equal the cost of the note to such holder, increased by the amount of any market discount previously taken into income by the holder or decreased by any premium amortized by the holder with respect to the note. (For the basis and holding period of shares of common stock received upon conversion of the note, see "-- Conversion of Notes", above.) In general, subject to the discussion under "Market Discount" below, a U.S. Holder of common stock received upon conversion of a note will recognize capital gain or loss upon the sale, exchange, redemption or other disposition of the common stock under rules similar to the computation of gain or loss on the disposition of the notes. However, special rules may apply to a redemption of common stock which may result in the proceeds of the redemption being treated as a dividend. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets (including the notes and common stock), but only if they have been held for more than one year at the time of disposition. Capital gain on assets having a holding period of one year or less at the time of disposition of the assets is taxed as "short-term gain" at a maximum rate of 39.6% in the hands of noncorporate taxpayers. For individual taxpayers, the deductibility of capital losses is subject to limitations. For corporate taxpayers, capital gains or ordinary income are subject to a maximum regular tax rate of 35%.

     Market Discount. The resale of notes may be affected by the impact on a purchaser of the "market discount" provisions of the Code. For this purpose, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the U.S. Holder's adjusted tax basis in the note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of such note to the extent of the "accrued market discount" on such note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. Holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income upon the disposition of the common stock.

     Amortizable Premium. A U.S. Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Non-U.S. Holders

     Payments of Interest. Generally, payments of interest (including, for this purpose, any Liquidated Damages) on the notes to, or on behalf of, a Non-U.S. Holder will not be subject to U.S. federal withholding tax where such interest is not effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder if: (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of Code Section 871(h)(3); (ii) such Non-U.S. Holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership or (b) a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in
Section 881(c)(3)(A) of the Code; and (iii) the Non-U.S. Holder provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. Person in compliance with applicable requirements of the Regulations or an exemption is otherwise established. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customer's securities in the ordinary course of its trade or business. For this purpose the Non-U.S. Holder of notes would be deemed to own constructively the common stock into which it could be converted. If these requirements cannot be satisfied, a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments on the notes unless (x) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to U.S. federal income tax on net income that applies to U.S. persons generally, or (y) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

     Conversion of Notes. A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the conversion of a note into common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of common stock on the conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "-- Sales or Exchange of Notes or Common Stock" below.

     Adjustment of Conversion Price. The conversion price of the notes is subject to adjustment in certain circumstances. See "Description of the Notes -- Conversion Rights". Any such adjustment could, in certain circumstances, give rise to a deemed distribution to Non-U.S. Holders of the notes. See "-- U.S. Holders -- Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See "-- Distributions on Common Stock" below.

     Distributions on Common Stock. Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable), unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the dividend will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

     Sales or Exchange of Notes or Common Stock. In general, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on gain recognized upon the sale or other disposition (including a redemption) of a note or common stock received upon conversion thereof unless the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-Holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States or unless, the Non-U.S. Holder (i) is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year in which the gain is realized and certain other conditions are satisfied, or (ii) is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates. However, if the Company were to become a "United States real property holding corporation" (a "USRPHC"), a Non-U.S. Holder may be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" will be creditable against such Non-U.S. Holder's U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

     U.S. Estate Tax. Notes owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will not be includible in the Nonresident Decedent's gross estate for U.S. federal estate tax purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. Common stock owned or treated as owned by a Nonresident Decedent will be includible in the Nonresident Decedent's gross estate for U.S. federal estate tax purposes as a result of the Nonresident Decedent's death. Subject to applicable treaty limitations, if any, a Nonresident Decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

IRS Reporting and Backup Withholding

     Certain noncorporate U.S. Holders may be subject to IRS reporting and backup withholding at a rate of 31% on payments of interest on the notes, dividends on common stock and proceeds from the sale or other disposition of the notes or common stock. Backup withholding will only be imposed where the noncorporate U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN"), which would ordinarily be his or her social security number, on a properly completed Form W-9; (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to properly report payments of interests or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. A failure to provide us with a correct TIN may also subject a U.S. Holder to penalties imposed by the IRS.

     We must report annually to the IRS and to each Non-U.S. Holder any interest and dividends paid with respect to a note or common stock, respectively, and that is subject to U.S. federal withholding tax or that is exempt from such tax under applicable treaty or the Code. We also report to the IRS and to each non-U.S. Person such income paid which is exempt from federal withholding tax because it is effectively connected with such Non-U.S. Person's U.S. trade or business. However, a Non-U.S. Holder will not be subject to IRS reporting or backup withholding if the payor has received appropriate certification statements from or on behalf of the Non-U.S. Holder and provided that the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. Person. The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any U.S. or foreign broker will be subject to IRS reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to IRS reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a non-U.S. Person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from the activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of notes or common stock to or through a non-U.S. office of a broker that is a U.S. related person, the Regulations require IRS reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. Person or a U.S. related person (absent actual knowledge that the payee is a U.S. Person).

     Any amounts withheld under the backup withholding rates from a payment to a holder will be allowed as a credit against such holder's U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed. Holders of the notes or common stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Prospective Final Regulations

     The IRS has issued new withholding regulations effective generally for payments made after December 31, 2000. The Proposed Regulations provide that information reporting but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States of a broker that is a foreign partnership if one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or such foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that the holder is a non-U.S. person and does not have actual knowledge that the holder is a U.S. person, or the holder otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors with respect to the future impact of these new withholding regulations.

                           SELLING SECURITY HOLDERS

The notes were originally issued by us to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act, and immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information, as of April 25, 2000, with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.



                                                                       PRINCIPAL AMOUNT
                                                                           OF NOTES                      SHARES OF
                                                                        BENEFICIALLY                   COMMON STOCK
                                                                          OWNED AND                    BENEFICIALLY
NAME                                                                       OFFERED                       OWNED(1)
------------------------------------------------------                     -------                    --------------
1976 Distribution Trust FBO Jane A. Lauder                                    9,000                          133
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer                           9,000                          133
AIG/National Union Fire Insurance                                         1,330,000                       19,968
AIG SoundShore Holdings Ltd.                                              1,500,000                       22,204
Allstate Insurance Company                                                1,470,000                       21,760(2)
Aloha Airlines Pilots Retirement Trust                                       75,000                        1,110
Aloha Airlines Non-Pilots Pension Trust                                     130,000                        1,924
Bear Stearns & Co., Inc.                                                  1,750,000                       25,904
Castle Convertible Fund, Inc.                                               500,000                        7,401
C&H Sugar Company, Inc.                                                     205,000                        3,034
Chrysler Corporation Master Retirement Trust                              1,520,000                       22,500
City University of New York                                                  46,000                          680
Conseco Fund Group Convertible Securities Fund                            1,000,000                       14,802
Employee Benefit Convertible Securities Fund                                110,000                        1,628
Georges et/ou Maya Andraos                                                  100,000                        1,480
Grace Brothers, LTD                                                       1,500,000                       22,204
Grady Hospital Foundation                                                    69,000                        1,021
Hawaiian Airlines Employees Pension Plan - IAM                              110,000                        1,628
Hawaiian Airlines Pension Plan for Salaried Employees                        30,000                          444
Hawaiian Airlines Pilots Retirement Trust                                   180,000                        2,664
Independence Blue Cross                                                      65,000                          962
Island Holdings                                                              75,000                        1,110
Jefferies & Company                                                         500,000                        7,401
LDG Limited                                                                 125,000                        1,850
Lipper Convertibles, L.P.                                                 5,400,000                       79,935
Lipper Offshore Convertibles, L.P.                                          500,000                        7,401
Local Initiatives Union                                                      28,000                          414
Motion Picture Industry Health Plan - Active                                290,000                        4,292
Member Fund
Motion Picture Industry Health Plan - Retiree                               145,000                        2,146
Member Fund
Nalco Chemical Company                                                      525,000                        7,771
Nations Convertible Securities Fund                                       1,890,000                       27,977
New Orleans Firefighters Pension/Relief Fund                                 71,000                        1,050
New York Life Insurance Company                                          13,550,000                      200,577
Occidental Petroleum Corporation                                            122,000                        1,805
OCM Convertible Trust                                                     1,355,000                       20,057
Partner Reinsurance Company, Ltd.                                           405,000                        5,995
Queen's Health Plan                                                          45,000                          666
R/2/ Investments, LDC                                                     4,550,000                       67,352

                                                                                        NOTES OWNED   COMMON STOCK
                                                                                          AFTER        OWNED AFTER
                                                                        COMMON STOCK    COMPLETION    COMPLETION OF
NAME                                                                       OFFERED      OF OFFERING      OFFERING
------------------------------------------------------                     -------     ------------      ---------
1976 Distribution Trust FBO Jane A. Lauder                                      133            0               0
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer                             133            0               0
AIG/National Union Fire Insurance                                            19,968            0               0
AIG SoundShore Holdings Ltd.                                                 22,204            0               0
Allstate Insurance Company                                                   13,560            0           8,200
Aloha Airlines Pilots Retirement Trust                                        1,110            0               0
Aloha Airlines Non-Pilots Pension Trust                                       1,924            0               0
Bear Stearns & Co., Inc.                                                     25,904            0               0
Castle Convertible Fund, Inc.                                                 7,401            0               0
C&H Sugar Company, Inc.                                                       3,034            0               0
Chrysler Corporation Master Retirement Trust                                 22,500            0               0
City University of New York                                                     680            0               0
Conseco Fund Group Convertible Securities Fund                               14,802            0               0
Employee Benefit Convertible Securities Fund                                  1,628            0               0
Georges et/ou Maya Andraos                                                    1,480            0               0
Grace Brothers, LTD                                                          22,204            0               0
Grady Hospital Foundation                                                     1,021            0               0
Hawaiian Airlines Employees Pension Plan - IAM                                1,628            0               0
Hawaiian Airlines Pension Plan for Salaried Employees                           444            0               0
Hawaiian Airlines Pilots Retirement Trust                                     2,664            0               0
Independence Blue Cross                                                         962            0               0
Island Holdings                                                               1,110            0               0
Jefferies & Company                                                           7,401            0               0
LDG Limited                                                                   1,850            0               0
Lipper Convertibles, L.P.                                                    79,935            0               0
Lipper Offshore Convertibles, L.P.                                            7,401            0               0
Local Initiatives Union                                                         414            0               0
Motion Picture Industry Health Plan - Active                                  4,292            0               0
Member Fund
Motion Picture Industry Health Plan - Retiree                                 2,146            0               0
Member Fund
Nalco Chemical Company                                                        7,771            0               0
Nations Convertible Securities Fund                                          27,977            0               0
New Orleans Firefighters Pension/Relief Fund                                  1,050            0               0
New York Life Insurance Company                                             200,577            0               0
Occidental Petroleum Corporation                                              1,805            0               0
OCM Convertible Trust                                                        20,057            0               0
Partner Reinsurance Company, Ltd.                                             5,995            0               0
Queen's Health Plan                                                             666            0               0
R/2/ Investments, LDC                                                        67,352            0               0


(1) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(2) Includes 4,100 shares held by Allstate Insurance Company, 500 shares held by Allstate Life Insurance Company, 900 shares held by Agents Pension Plan and 2,700 shares held by Allstate Retirement Plan.

Salomon Smith Barney Inc.                                  1,765,000            26,126        26,126           0
Shell Pension Trust                                          198,000             2,930         2,930           0
Southern Farm Bureau Life Insurance - FRIC                   650,000             9,621         9,621           0
State of Connecticut Combined Investment Funds             2,965,000            43,890        43,890           0
State of Maryland Retirement System                        1,285,000            19,021        19,021           0
Tribeca Investment L.L.C                                   5,300,000            78,454        78,454           0
TQA Master Fund, Ltd.                                      1,400,000            20,723        20,723           0
TQA Master Plus Fund, Ltd.                                   400,000             5,921         5,921           0
Vanguard Convertible Securities Fund, Inc.                 3,320,000            49,145        49,145
White River Securities LLC                                 1,750,000            25,904        25,904           0
Zurich HFR Mstr Hdg Fund                                      75,000             1,110         1,110           0

                             PLAN OF DISTRIBUTION

The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

     .    in the over-the-counter market;

     . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     . through the writing of options, whether the options are listed on an options exchange or otherwise; or

     .    through the settlement of short sales.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post- effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for COR by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee and the filing fee.

Registration fee............................................... $ 79,200
Legal fees and expenses........................................ $100,000
Accounting fees and expenses................................... $ 50,000
Nasdaq National Market filing fee.............................. $ 17,500
Miscellaneous.................................................. $ 53,300

Total.......................................................... $300,000
                                                                ========

Item 15. Indemnification of Officers and Directors.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant's Certificate of Incorporation, as amended, provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits

(a) Exhibits.

           Number        Exhibit
          --------       -------------------------------------------------------
           4.1 (1)       Indenture between the Registrant, as Issuer, and
                         Firstar Bank, N.A., as Trustee, dated February 24,
                         2000.
           5.1           Opinion of Cooley Godward LLP.
          10.1 (1)       Purchase Agreement among the Registrant and Goldman,
                         Sachs & Co., Chase H&Q, a division of Chase Securities
                         Inc., CIBC World Markets Corp., FleetBoston Robertson
                         Stephens Inc. and Warburg Dillon Read LLC, dated
                         February 17, 2000.
          10.2 (1)       Registration Rights Agreement among the Registrant and
                         Goldman, Sachs & Co., Chase H&Q, a division of Chase
                         Securities Inc., CIBC World Markets Corp., FleetBoston
                         Robertson Stephens Inc. and Warburg Dillon Read LLC, dated February 24, 2000.

            Number       Exhibit
           --------      -------------------------------------------------------
             12.1        Computation of Ratio of Earnings to Fixed Charges
             23.1        Consent of Cooley Godward LLP (included in Exhibit 5.1)
             23.2        Consent of Ernst & Young, LLP, Independent Auditors
             24.1        Power of Attorney (see page II-4)
             25.1        Form T-1

(1) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000 and incorporated by reference herein.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in
     Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, County of San Mateo, State of California, on the 24 day of May, 2000.


                              COR THERAPEUTICS, INC.

                         By   /s/ Peter S. Roddy
                              __________________
                              Peter S. Roddy
                              Vice President, Finance


POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter S. Roddy and Vaughn M. Kailian, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him, and in his name in any and all capacities, to sign any and all amendments to this Report, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature                                                            Title                                 Date
---------                                                            -----                                 ----
/s/ Vaughn M. Kailian                             President, Chief Executive Officer and                 May 24, 2000
_________________________________________         Director (Principal Executive and Financial
Vaughn M. Kailian                                 Officer)

/s/ Charles J. Homcy                              Executive Vice President, Research and                 May 24, 2000
_________________________________________         Development and Director
Charles J. Homcy

/s/ Peter S. Roddy                                Vice President, Finance (Principal Accounting          May 24, 2000
_________________________________________         Officer)
Peter S. Roddy

/s/ Shaun R. Coughlin                             Director                                               May 24, 2000
_________________________________________
Shaun R. Coughlin, M.D., Ph.D.

/s/ James T. Doluisio                             Director                                               May 24, 2000
_________________________________________
James T. Doluisio, Ph.D.

/s/ Jerry T. Jackson                              Director                                               May 24, 2000
_________________________________________
Jerry T. Jackson

/s/ Ernest Mario                                  Director                                               May 24, 2000
_________________________________________
Ernest Mario, Ph.D.

                               Index to Exhibits

 Number        Exhibit
--------       -----------------------------------------------------------
   5.1         Opinion of Cooley Godward LLP
  12.1         Computation of Ratio of Earnings to Fixed Charges
  23.1         Consent of Cooley Godward LLP (included in Exhibit 5.1)
  23.2         Consent of Ernst & Young, LLP, Independent Auditors
  24.1         Power of Attorney (see page II-4)
  25.1         Form T-1